Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


     We consent to the use of our report incorporated by reference in the registration statement on Form S-8 of EIS International, Inc. and subsidiaries as listed with the Securities and Exchange Commission on May 11, 1998, relating to the consolidated balance sheets of EIS International, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of EIS International, Inc. and subsidiaries.

                                               KPMG Peat Marwick LLP



Stamford, Connecticut
May 11, 1998









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